Exhibit 10.43

CONFIDENTIAL

TERMINATION AGREEMENT AND GENERAL RELEASE

This AGREEMENT AND GENERAL RELEASE (the “Agreement”), dated February 17, 2012, is made and entered into by and between David C. Hisey, (“you” or “Hisey”) and Fannie Mae (collectively, the “Parties”).

WHEREAS, you have been an at-will employee employed by Fannie Mae as Executive Vice President and Deputy Chief Financial Officer; and

WHEREAS, you have been informed that due to corporate changes, your position will be eliminated and your employment will terminate on Friday, February 24, 2012 (your “Termination Date”). You will continue to perform the duties of your position through your Termination Date, including, without limitation, providing support to Fannie Mae’s Chief Financial Officer.

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings as set forth in this Agreement, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1. Fannie Mae Consideration. In exchange for your promises, covenants and undertakings made in this Agreement, and contingent upon your execution of and compliance with the terms of this Agreement and your return of all Fannie Mae property, Fannie Mae will provide you with the following consideration:

(a) Payments: Following your Termination Date, you will receive cash payments totaling Nine Hundred Sixty-six Thousand, Six Hundred Twenty-five dollars ($966,625.00), which will be paid to you in three equal installments of Two Hundred Forty-one Thousand, Six Hundred Fifty-six dollars ($241,656.00), and one installment of Two Hundred Forty-one Thousand, Six Hundred Fifty-seven dollars ($241,657.00). The four cash payments represent each of your quarterly 2011 Deferred pay targets, with 50% of each target payment adjusted for 2011 corporate performance. You are not eligible for, and you will not receive, any other Deferred Pay, compensation, or Long-term Incentives, and you will not receive any payments other than the payments expressly provided for in this Paragraph 1(a). The amounts to be paid under this Paragraph 1(a) will be made at the same time other 2011 Deferred pay recipients receive their quarterly payouts in 2012, unless the payments to be made to you are required to be paid at another time pursuant to Paragraph 15(f) of this Agreement.

(b) Outplacement. You may receive officer-level outplacement services with an estimated value of eighteen thousand dollars ($18,000) from a firm chosen by Fannie Mae. The outplacement services must be used within twelve (12) months from the Termination Date and fees will be paid directly to the outplacement vendor. You may not receive cash in lieu of such outplacement services; and

(c) COBRA Assistance. If you elect to continue your medical and/or dental coverage under COBRA, Fannie Mae will pay a portion of the premium for up to eighteen (18) months from the Termination Date. You agree to notify Fannie Mae promptly if you become eligible for another

David C. Hisey

February 17, 2012

comparable group plan during this eighteen month period. If you do become so eligible, Fannie Mae will cease its COBRA assistance to you and you agree to reimburse Fannie Mae for any payments made by Fannie Mae when you were eligible for such other comparable group plan, but before you provided the required notice to Fannie Mae. During the period covered by this Paragraph 1(c), you will pay the portion of the premium in the amount that you would have paid as an active employee, and Fannie Mae will pay the remainder of the premium. To activate coverage, you must timely complete and return the COBRA forms, which will be forwarded to you separately. If you fail to timely complete and return the COBRA forms you may lose your eligibility for COBRA coverage.

2. Effective Date. This Agreement will become effective and enforceable on the date you sign it (the “Effective Date”), unless you timely revoke it in accordance with Paragraph 13, below. You will have twenty-one (21) calendar days in which to consider, sign, and return this Agreement to Judith C. Dunn, Fannie Mae’s Senior Vice President and Principal Deputy General Counsel. Your 21-day consideration period will begin on the day after you receive this Agreement. Your signed Agreement will not be accepted if it is not returned on time.

3. Sufficient Consideration. You agree that, absent your entry into, and compliance with, this Agreement, you would not be entitled to the consideration set forth in Paragraphs 1(a) through 1(c), above. Among other requirements for the payment of 2011 Deferred Pay, you understand that, absent this Agreement you would be required to be employed at the time of payment and therefore you would be ineligible for such payments. The consideration to be provided to you under this Agreement is solely in exchange for your promises in this Agreement, including your release of claims, and represents consideration to which you are otherwise not entitled.

4. Vacation Pay/Benefits. After your Termination Date, Fannie Mae will pay you a lump sum, less legally required deductions, for any accrued and unused vacation leave you may have under Fannie Mae policy. You will not be paid for any unused carryover leave. You will also receive all other benefits you are already entitled to as a result of your employment with Fannie Mae.

5. Release of Claims. You unconditionally release, waive, settle and forever discharge any and all suits, actions, and claims, known and unknown (including claims for damages, attorneys fees, expenses and/or costs) that you may have against Fannie Mae, including its past and present directors, agents, conservator and employees (in their individual or representative capacities), and any past, present or successor of the Fannie Mae pension or benefit plans and its officers, directors, trustees, administrators, fiduciaries, agents or employees, (collectively, the “Released Parties”) for any actions, omissions or decisions, up to and including the date you sign this Agreement, directly or indirectly relating to your employment or termination from Fannie Mae. However, you do not waive any rights or claims that cannot be waived under applicable law and you do not waive any rights or claims associated with the performance of the provisions of this Agreement or that arise after you sign the Agreement. You agree that this release includes claims that you presently do not know of or suspect to exist, even if you would not have entered into this Agreement had you known of those claims. You also understand that this release means that you are giving up the right to sue Fannie Mae on any claim released.

David C. Hisey

February 17, 2012

6. Release Includes Claims Under Federal, State, Local and Common Law.

(a) You agree that your general release of the Released Parties in Paragraph 5 above is comprehensive and includes all claims and potential claims to the maximum extent permitted by law, and includes, but is not limited to: (i) releasable claims under any federal statute, ordinance, regulation or executive order, as amended, including, but not limited to, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Equal Pay Act of 1963, the Lily Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act of 1990, the ADA Amendments Act of 2008, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, all other federal whistleblower protection statutes, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, Executive Order 11246, the Occupational Safety and Health Act of 1970 and the National Labor Relations Act; (ii) any claims under any state or local statute, ordinance or regulation, as amended, including, but not limited to, the District of Columbia Human Rights Act, the District of Columbia Family and Medical Leave Act, the District of Columbia Accrued Sick and Safe Leave Act, the Virginia Human Rights Law, the Maryland Fair Employment Practices Act, the California Fair Employment and Housing Act, and any state or local fair employment, human rights, leave, wage payment or civil rights statutes in the jurisdictions where you are (or were) assigned to work, and (iii) any claims under common law, including, but not limited to, claims for breach of contract, wrongful discharge, tort and equitable relief.

(b) You knowingly and voluntarily waive any rights and claims under the Federal Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, and under the specific statutes and laws stated in Paragraph 6 (a).

(c) By signing this Agreement, you further affirm the following: (i) That you have reported to Fannie Mae’s Offices of Ethics or Investigations any conduct or action by Fannie Mae (or its employees or agents, including you) which Fannie Mae may need to remediate, report, or investigate, or which may violate any law or any rights you may have; (ii) You have not suffered any work-related injury for which you have not already filed a claim; (iii) That you have been paid all wages that you are owed by Fannie Mae; and (iv) That you have fully complied with your reporting obligations under Fannie Mae’s Code of Conduct and Fraud Risk Management Policy (including any amended version of these policies in effect during your employment).

(d) You agree not to make any oral or written statement concerning your employment or termination from Fannie Mae to any third party that would tend to disparage, denigrate, ridicule or otherwise impugn Fannie Mae’s reputation.

7. No Complaints or Charges. You represent that you have not filed any complaints or charges against Fannie Mae or any of the other Releasees with any federal, state, local court, administrative agency or arbitration forum. You waive any and all rights to recover in any lawsuit, judicial action or administrative or other proceeding relating to Fannie Mae brought on your behalf by the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Office of Federal Contract Compliance Programs, the District of Columbia Commission on Human Rights, the District of

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February 17, 2012

Columbia Office of Human Rights, or any other federal, state or local administrative or fair employment rights enforcement agency. You agree that if any administrative agency or court maintains or assumes jurisdiction of any charge or complaint against any of the Releasees on your behalf, you will promptly request that agency or court to withdraw from the matter. By entering into this Agreement, you further withdraw any pending complaints and charges initiated by or relating to you in Fannie Mae’s Office of Investigations.

8. Cooperation. You agree that you will fully cooperate with any investigation conducted by Fannie Mae, by its auditor, by the Federal Housing Finance Agency, or by any federal, state or local government authority relating to Fannie Mae. Nothing contained in this Agreement precludes you from communicating or cooperating with any federal, state or local governmental authority or from taking any action required by law. Fannie Mae agrees that it will not construe any assertion of privilege applicable to you individually as failure to cooperate. You understand that Fannie Mae’s privileges may only be asserted or waived by Fannie Mae.

9. Confidentiality. In addition to your ethical obligations to preserve as confidential any information that is preserved by the attorney work-product privilege or attorney-client privilege (which, to the extent it pertains to Fannie Mae, you may not waive), you and your heirs, assigns and attorneys agree to keep confidential and not to disclose any of the terms, conditions, or any other details of this Agreement or any Confidential Information (as described in Fannie Mae’s Confidential Information Policy) relating to your employment at Fannie Mae to any person or entity. However, you may make disclosure relating to this Agreement to the following individuals, provided that they also agree to keep the terms and conditions of this Agreement confidential: (i) to your attorney or other representative consulted by you to understand the interpretation, application or legal effect of this Agreement; (ii) to your family; or (iii) to the extent that such disclosure is required by law. You shall instruct those to whom you provide information about this Agreement pursuant to subparts (i)-(iii) of this paragraph that they are obligated to keep it confidential, except as required by law. In the event that you receive a request for disclosure of Confidential Information other than as set forth in subparts (i)-(iii), above, you shall promptly notify Fannie Mae and shall cooperate fully with Fannie Mae in responding or objecting to such request. As set forth in Paragraph 8 of this Agreement, this undertaking does not preclude you from fully cooperating with any action or investigation brought by a governmental authority.

10. Continuing Obligations under the Code. You acknowledge that you remain bound to the terms and conditions of the Code of Conduct, the Confidential Information Policy and the Intellectual Property Policy (collectively, the “Code”) applicable to all current and former Fannie Mae employees. You also acknowledge your continuing obligations under the Code and applicable federal and state laws which prohibit you from disclosing Confidential Information to third parties, removing Confidential Information from Fannie Mae’s premises (including by electronic forwarding outside of Fannie Mae’s networks) or copying or duplicating Fannie Mae’s Confidential Information.

11. Non-Competition/No Rehire. You agree that, for a period of twelve (12) months immediately following the Termination Date, you will not solicit or accept employment or act in any way, directly or indirectly, to solicit or obtain employment or work for Freddie Mac, whether such employment is to be as a Freddie Mac employee, consultant, or advisor. You also agree that you will not seek to do

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February 17, 2012

business (or do business) with Fannie Mae, either directly as an employee of Fannie Mae, or indirectly as a contractor, consultant or vendor working solely on Fannie Mae matters. You acknowledge that these restrictions (and the restrictions in your surviving other agreements, see Paragraph 15(e)) are necessary to protect Fannie Mae’s legitimate business interests, including retaining its personnel and preserving confidentiality of proprietary information that you have acquired in the course of your employment with Fannie Mae, and that these restrictions do not improperly restrict your right or ability to earn a living. You understand and agree that Fannie Mae will stop payments under Paragraph 1(a) (and require the re-payment of any sums previously paid to you thereunder) if you violate, or attempt to violate any of the above restrictions.

12. Time to Consider and Consult With an Attorney. You confirm that you have been given at least twenty-one (21) calendar days to consider this Agreement, which time is sufficient and satisfies any notification requirements that may exist. You are hereby strongly advised to consult with an attorney before executing this Agreement and by signing this Agreement you confirm that you have had a fair and full opportunity to do so. You further understand that Fannie Mae is not responsible for any expenses you may incur in consulting an attorney.

13. Revocation. You may revoke your acceptance of this Agreement within seven (7) calendar days after you sign it. Revocation is effective only by providing written notice to Judith C. Dunn, Fannie Mae’s Senior Vice President and Principal Deputy General Counsel, at 3900 Wisconsin Avenue, NW, Washington, DC 20016, or by email to judith_dunn@fanniemae.com. If you timely revoke your execution of this Agreement, the Agreement will be null and void, and your employment will remain terminated as of the Termination Date. A mailed revocation notice must be post-marked no later than the seventh (7th) day after the date you signed the Agreement.

14. FHFA Approval. The financial terms of this Agreement have been approved by the FHFA.

15. Miscellaneous. The following provisions also apply:

(a) Any controversy, dispute or claim arising out of or relating to this Agreement, breach thereof, or any of the circumstances relating to any matter not released pursuant to Paragraphs 5 and 6, above, shall first be addressed through good faith negotiation. If the dispute cannot be settled through negotiation, the Parties agree to mutually binding arbitration administered by JAMS, or its successor, pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS’ Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction.

(b) The laws of the jurisdiction where you were primarily assigned to work at the time of your termination shall govern this Agreement. Should any provision of this Agreement be declared or be determined by any arbitrator to be illegal or invalid, that provision will be deemed modified to the extent necessary to be valid and enforceable. Should such modification not be possible, any illegal or invalid part, term or provision will be deemed not to be a part of this Agreement and the validity of the remaining parts, terms and provisions will not be affected.

David C. Hisey

February 17, 2012

(c) Except as provided otherwise in sub-paragraph (e) below regarding other written agreements between the Parties, this Agreement supersedes any prior written or oral employment agreement between you and Fannie Mae, and any such agreement is terminated effective upon execution of this Agreement. You and Fannie Mae understand and agree that the terms and conditions of this Agreement constitute your full and complete understandings, agreements and promises to each other, and that there are no oral or written understandings, agreements, promises or inducements made or offered with respect to the subject matter covered in this Agreement other than those set forth in writing in this Agreement, and this Agreement merges and supersedes any and all prior agreements, understandings and representations on the subject matter covered herein.

(d) No modification of this Agreement shall be valid unless in writing and signed by each of the Parties.

(e) The terms of the following types of prior written agreement(s) between the Parties (if any) shall remain in effect following the execution of this Agreement: Any Indemnification Agreement, any Agreement on Ideas, Inventions and Confidential Information, and any Director and Officer Insurance applicable to you and in effect during your employment. In the event of a conflict between the terms of this Agreement and the terms of any other surviving written agreement between the parties, this Agreement shall prevail. The existing terms of the “Repayment Provisions that apply to SEC officers” shall continue to apply. There are no oral agreements between the Parties that will remain in effect after execution of this Agreement.

(f) The cash payments described in Paragraph 1(a) above, will be subject to all legally required deductions. Federal taxes on these payments will be withheld at the IRS supplemental rate (which is currently 25% for most employees), and any applicable state and/or local taxes also will be withheld. These payments are not eligible earnings for the purpose of Fannie Mae’s retirement plans. The employer paid portion of your COBRA benefit for months 13-18 will be a taxable benefit to you and you are responsible for any required taxes.

(ii) This Agreement is intended to comply with the requirements of Section 409A of the Code. To the extent any provisions of this Agreement are ambiguous, they shall be interpreted in a manner that renders the payment or benefit in question exempt from Section 409A of the Internal Revenue Code (if possible), or otherwise, compliant with Section 409A of the Code.

(g) By entering into this Agreement, the Company is not admitting to have violated any of your rights, or to have violated any of the duties or obligations owed to you, or to have engaged in any conduct in violation of the common law or the above-referenced statutes, ordinances, executive orders or regulations. You agree that except as necessary to enforce this Agreement, or as otherwise required by law, neither this Agreement, nor any of its terms shall be offered as evidence in any action or proceeding or utilized in any other matter whatsoever as an admission or concession of liability or wrongdoing of any nature by the Company.

David C. Hisey

February 17, 2012

(h) This Agreement will be binding on you and Fannie Mae and upon your respective heirs, representatives, executors, trustees, directors, employees, successors and assigns, and will run to the benefit of you, Fannie Mae and each of the Releasees and the Parties’ respective heirs, administrators, representatives, executors, trustees, directors, employees, successors and assigns.

16. Execution. You acknowledge and agree that your decision to enter into this Agreement is wholly knowing, voluntary and absent any pressure or undue influence by Fannie Mae. You further acknowledge that you have carefully read and fully understand all of the provisions of this Agreement, that you have had an opportunity to review it with your attorney, and that you intend to be legally bound by this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT AND GENERAL RELEASE CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

FANNIE MAE:

By:	/s/ Brian P. McQuaid
Brian P. McQuaid
Senior Vice President and
Chief Human Resources Officer

Date	2-28-2012

DAVID C. HISEY:

/s/ David C. Hisey
Signature

Date	2-28-12